UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 20, 2010

Farmers National Banc Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	0-12055	34-1371693
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20 South Broad Street, P.O. Box 555, Canfield, Ohio		44406-0555
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-533-3341

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(b). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 14, 2010, James R. Fisher, a director of Farmers National Banc Corp. (Registrant) and a director of Farmers National Bank (Bank) and Farmers Trust Company (Trust) notified the board of directors of the Registrant of his intent to retire as director from all boards effective September 30, 2010. The resignation of Mr. Fisher does not involve any disagreements with the Registrant on any matter relating to its operations, policies or practices.

Item 5.02(e). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2010 Executive Incentive Plan
The following is a description of the 2010 Executive Incentive Plan that was adopted by the board of directors (the "Board") of the Farmers National Banc Corp. (the "Company") and The Farmers National Bank of Canfield (the "Bank") on September 14, 2010 as approved and recommended by the Compensation Committee. The Company has not adopted a formal written plan. The 2010 Executive Incentive Compensation Plan (the "Plan") is in effect for the calendar year 2010.
This plan authorizes the Compensation Committee to pay Plan-based cash incentive awards to certain executive officers if the Company achieves specific financial goals or if the individual participant under the Plan performs in certain categories to a level deemed by the Compensation Committee to be acceptable for the cash incentive awarded in such category for calendar year 2010. Payment under the Plan is contingent upon the achievement of pre-established performance goals relating to five objective performance criteria established by the Compensation Committee for the performance period of the award. The Plan is open to the Chief Executive Officer, Chief Financial Officer and the Executive Chairman of the Board of Directors. Each participant under the Plan is eligible to receive a cash incentive bonus of up to 35% of his yearly base salary.
The first benchmark of the Plan is based on the Company achieving its targeted Earnings per Share of $0.51. This amount is based upon internal budget goals as set forth in the Company’s internal business plan. This factor has a weight of 25% of the overall incentive payment for each of the Plan’s participants. If the minimum target is not attained, no amount under this benchmark is paid.
The second benchmark of the Plan is based on the Bank achieving its targeted Tier One Leverage Capital Ratio of 7.20%. This amount is based upon internal budget goals as set forth in the Bank’s internal business plan. This factor has a weight of 15% of the overall incentive payment for each of the Plan’s participants. If the minimum target is not attained, no amount under this benchmark is paid.
The third benchmark of the Plan is based on the Company achieving its targeted Efficiency Ratio of 64%. This amount is based upon internal budget goals as set forth in the Company’s internal business plan. This factor has a weight of 20% of the overall incentive payment for each of the Plan’s participants. If the minimum target is not attained, no amount under this benchmark is paid.
The fourth benchmark of the Plan is based on the Bank achieving its targeted Classified Loans as a percentage of its Tier One Capital at the Bank level plus the allowance for loan and lease losses for a total of 38%. This amount is based upon internal budget goals as set forth in the Bank’s internal business plan. This factor has a weight of 15% of the overall incentive payment for each of the Plan’s participants. If the minimum target is not attained, no amount under this benchmark is paid.
The fifth benchmark of the Plan is based on the participant’s development and implementation of strategic initiatives set forth by the Company throughout the year. Each participant will be evaluated by the Compensation Committee and other Independent Directors on a subjective basis and given an overall score. This factor has a weight of 25% of the overall Plan. Each participant under the Plan will receive his proportionate amount of the 25% based on the score determined by the Compensation Committee and other Independent Directors.
The Compensation Committee may increase, reduce, or eliminate individual performance targets or other factors in the Plan as it deems appropriate based on the economic climate or any other factors it deems appropriate. The Compensation Committee must confirm each payment under the Plan before it is paid.
Based on the participant’s current base salaries, the maximum incentive compensation available under the Plan that would be available to participants if 100% of the benchmarks were reached is $234,973. The compensation available under the Plan to the Chief Executive Officer is $90,563, the Chief Financial Officer is $56,700 and the Executive Chairman of the Board of Directors is $87,710.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Farmers National Banc Corp.

September 20, 2010	By:	John S. Gulas

Name: John S. Gulas
Title: President and CEO